As filed with the Securities and Exchange Commission on July 24, 2020
Registration No. 333-
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

KINDRED BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)
____________________

Delaware (State or other jurisdiction of incorporation or organization)	46-1160142 (I.R.S. Employer Identification No.)
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1555 Bayshore Highway, Suite 200
Burlingame, California 94010
(650) 701-7901
(Address, including zip code, and telephone number, including area code, of principal executive offices)
____________________

Kindred Biosciences, Inc. 2018 Equity Incentive Plan, as Amended
(Full title of the plan)
____________________

Richard Chin, M.D.
Chief Executive Officer
Kindred Biosciences, Inc.
1555 Bayshore Highway, Suite 200
Burlingame, California 94010
(650) 701-7901
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Marc L. Brown
TroyGould PC
1801 Century Park East
Suite 1600
Los Angeles, California 90067
Telephone: (310) 789-1269
____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
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CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, par value $0.0001 per share	1,600,000 shares	$4.13	$6,608,000	$857.72
Preferred Stock Purchase Rights(4)	__	__	__	__
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) covers, in addition to the shares of Common Stock, par value $0.0001 per share (“Common Stock”), specified above, an indeterminate number of additional shares of Common Stock that may become issuable by Kindred Biosciences, Inc. (the “Registrant”) under the Kindred Biosciences, Inc. 2018 Equity Incentive Plan, as Amended (the “2018 Plan”) as a result of the anti-dilution adjustment provisions of the 2018 Plan regarding stock splits, stock dividends and similar transactions.
(2)As described below in the Explanatory Note, this Registration Statement covers an additional 1,600,000 shares of Common Stock that are reserved for future issuance under the 2018 Plan, and with respect to which the offering price is not currently known, as a result of a recent amendment to the 2018 Plan increasing the number of shares of Common Stock that are issuable under the 2018 Plan.
(3)The proposed maximum offering price per share and maximum aggregate offering price were estimated, solely for purposes of calculating the amount of the registration fee, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon a price of $4.13, which is the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on July 20, 2020.
(4)Each share of the Registrant’s Common Stock issued under this Registration Statement prior to the termination of a Rights Agreement dated as of May 19, 2017, as amended as of May 11, 2020 and as it may subsequently be amended from time to time (the “Rights Agreement”), between the Registrant and the rights agent named therein, includes a Series A preferred stock purchase right. Each right initially entitles the holder (other than an “acquiring person” defined in the Rights Agreement) to purchase preferred stock from the Registrant upon the occurrence of an event specified in the Rights Agreement. Until the occurrence of such event, the rights are not exercisable and will trade with the Registrant’s Common Stock. Therefore, the rights do not carry a separate purchase price or necessitate an additional registration fee.

EXPLANATORY NOTE

On July 24, 2018, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (File No. 333-226321) relating to (1) the issuance of up to 3,000,000 shares of Common Stock under the 2018 Plan and (2) the issuance of up to 300,000 shares of Common Stock under the Registrant’s 2014 Employee Stock Purchase Plan in addition to the 200,000 shares of Common Stock issuable under the 2014 Employee Stock Purchase Plan and for which the Registrant filed a Registration Statement on Form S-8 (File No. 333-200687) with the Commission on December 2, 2014.

This Registration Statement is being filed with the Commission for the purpose of registering the offer and sale of an additional 1,600,000 shares of Common Stock that are issuable under the 2018 Plan as a result of an amendment to the 2018 Plan that was approved by the Registrant’s Board of Directors on April 21, 2020 and by the Registrant’s stockholders on June 15, 2020 at the Registrant’s annual meeting of stockholders. The amendment to the 2018 Plan increased the aggregate number of shares of Common Stock that are issuable under the 2018 Plan from 3,000,000 shares to 4,600,000 shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
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* The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the 2018 Plan as required by Rule 428(b)(1) under the Securities Act. As provided in the Note to Part I of Form S-8, such documents are not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 16, 2020;
(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the Commission on May 7, 2020;

(c) The Registrant’s Current Reports on Form 8-K, filed with the Commission on March 16, 2020, April 8, 2020, April 15, 2020, May 12, 2020, May 20, 2020, June 8, 2020 and June 17, 2020, respectively;
(d) The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 29, 2020;
(e) The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on December 6, 2013, and any amendment or report subsequently filed for the purpose of updating such description; and
(f) The description of the Registrant’s Series A preferred stock purchase rights contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 24, 2017, as amended by a Form 8-A/A filed with the Commission on May 12, 2020, and any amendment or report subsequently filed for the purpose of updating such description.
In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents.
Notwithstanding the foregoing, no portion of any document that is “furnished” but not “filed” in accordance with Commission rules under the Exchange Act (including, without limitation, any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K) shall be deemed to be incorporated by reference into this Registration Statement. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference into this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is deemed to be incorporated by reference into this Registration Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
TroyGould PC, Los Angeles, California, has issued an opinion about the validity of the shares of Common Stock offered by this Registration Statement. As of July 24, 2020, certain attorneys who are employed by TroyGould PC beneficially owned, in the aggregate, less than one percent of the outstanding shares of the Registrant’s Common Stock.
Item 6. Indemnification of Directors and Officers.
Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation provides for this limitation of liability.
Section 145 of the Delaware General Corporation Law provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.
The Registrant’s Amended and Restated Bylaws provide for indemnification of the Registrant’s officers and directors to the fullest extent permitted by the Delaware General Corporation Law.
The Registrant has entered into indemnification agreements with its officers and directors in which the Registrant has agreed to indemnify its officers and directors against certain expenses, judgments, fines, settlements and other amounts that are incurred by them in connection with the defense or settlement of certain proceedings. In addition, the Registrant maintains insurance policies on behalf of its officers and directors that insure them against liability incurred in such capacities or arising out of such status.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of Kindred Biosciences, Inc. (previously filed by the Registrant with the Commission on December 17, 2013 as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference).

4.2
Amended and Restated Bylaws of Kindred Biosciences, Inc. (previously filed by the Registrant with the Commission on December 17, 2013 as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference).

4.3
Certificate of Designations of Series A Preferred Stock of Kindred Biosciences, Inc. (previously filed by the Registrant with the Commission on May 24, 2017 as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference).

4.4
Specimen Common Stock Certificate of Kindred Biosciences, Inc. (previously filed by the Registrant with the Commission on December 2, 2013 as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 and incorporated herein by reference).

4.5
Rights Agreement, dated as of May 19, 2017, between Kindred Biosciences, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (previously filed by the Registrant with the Commission on May 24, 2017 as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference).

4.6
First Amendment to Rights Agreement, dated as of May 11, 2020, between Kindred Biosciences, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (previously filed by the Registrant with the Commission on May 12, 2020 as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference).

5.1	Opinion of TroyGould PC (filed with this Registration Statement).
23.1	Consent of KMJ Corbin & Company LLP (filed with this Registration Statement).
23.2	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1
Kindred Biosciences, Inc. 2018 Equity Incentive Plan, as Amended (previously filed by the Registrant with the Commission on June 17, 2020 as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference).

99.2
Form of Stock Option Grant Notice and Stock Option Agreement (previously filed by the Registrant with the Commission on July 24, 2018 as Exhibit 99.3 to the Registrant’s Registration Statement on Form S-8 and incorporated herein by reference).

99.3
Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (previously filed by the Registrant with the Commission on July 24, 2018 as Exhibit 99.4 to the Registrant’s Registration Statement on Form S-8 and incorporated herein by reference).

99.4
Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement (previously filed by the Registrant with the Commission on July 24, 2018 as Exhibit 99.5 to the Registrant’s Registration Statement on Form S-8 and incorporated herein by reference).

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, State of California, on July 24, 2020.

KINDRED BIOSCIENCES, INC. By: /s/ Richard Chin Richard Chin, M.D. Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Richard Chin, M.D. as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard Chin Richard Chin, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	July 24, 2020
/s/ Denise M. Bevers Denise M. Bevers	President, Chief Operating Officer and Director	July 24, 2020
/s/ Wendy Wee Wendy Wee	Chief Financial Officer (Principal Financial and Accounting Officer)	July 24, 2020
/s/ Ernest Mario Ernest Mario, Ph.D.	Director	July 24, 2020
/s/ Joseph S. McCracken Joseph S. McCracken, D.V.M.	Director	July 24, 2020
/s/ Herbert D. Montgomery Herbert D. Montgomery	Director	July 24, 2020
/s/ Raymond Townsend Raymond Townsend, Pharm. D.	Director	July 24, 2020
/s/ Ervin Veszprémi Ervin Veszprémi	Director	July 24, 2020